Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR’S

We consent to the use, in this Form 1-K, of our independent auditor’s report dated March 4, 2022, with respect to the audited consolidated balance sheets of Exodus Movement, Inc. as of December 31, 2021 and 2020 and the related consolidated statements of operations and comprehensive (loss) income, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.  Our report includes explanatory paragraphs as to the uncertainties related to cryptocurrency assets.

/s/ WithumSmith+Brown, PC

New York, New York
March 4, 2022